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NEWS RELEASE                                                          EXHIBIT 99

                                             [WORTHINGTON INDUSTRIES LETTERHEAD]



FOR IMMEDIATE RELEASE

          WORTHINGTON INDUSTRIES ANNOUNCES CONSOLIDATION PLAN INVOLVING
                                 EIGHT LOCATIONS
               TAKES RESTRUCTURING CHARGE AND ESTABLISHES RESERVE

COLUMBUS, OHIO, JANUARY 24, 2002 --- Worthington Industries, Inc. (NYSE:WOR) today announced that it will begin immediately to implement a consolidation plan to improve profitability and better utilize assets. The consolidation plan will directly impact eight facilities and more than 500 employees. "Today's action delivers on a commitment that we made to our shareholders to ensure that our business segments are maximizing profitability", said John P. McConnell, Chairman and CEO of Worthington Industries. "While only a few of the facilities have been unprofitable, these actions will improve profitability by consolidating locations."

Worthington expects to take a pre-tax restructuring charge of up to $65 million for the consolidation plan. In an unrelated event, the company will also establish a $21 million pre-tax reserve for the potential impairment of certain assets received in connection with the sale of previously discontinued operations. Of the combined pre-tax charges, all but $10 million are non-cash charges. Both the restructuring charge and the reserve will be taken in the third quarter ending February 28, 2002 and are expected to have an after-tax impact of up to $55 million.

The eight facilities impacted by the consolidation plan represent each of the company's three business segments - Processed Steel (4), Metal Framing (1), and Pressure Cylinders (3). Worthington Steel has initiated closure procedures at its facilities located in Malvern, Pa., and Jackson, Mich., and is cutting overhead costs at its Louisville, Ky., facility. Worthington Steel's Rock Hill, S.C., facility will become a Dietrich Metal Framing location serving both metal framing and processed steel customers. The current metal framing facility in Fredricksburg, Va., will be closed and its operations moved to Rock Hill. Worthington Cylinders is discontinuing the operations of two partnerships in Itu, Brazil, and closing a production facility in Claremore, Okla.

 Annual net sales generated by these operations total approximately $150 million, half of which will be accommodated by other Worthington facilities. Sales of approximately $75 million generated by the Malvern and Brazil facilities will be lost as Worthington exits


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Worthington Industries
Page 2
January 24, 2002

both the nickel plating and Brazilian pressure cylinder markets where the company has ongoing losses.

The restructuring charge includes the write-down of fixed assets including land, buildings and machinery and equipment by up to $55 million. Severance and employee related costs may total as much as $10 million. The cash outlay should be more than offset by expected proceeds from sales of fixed assets and the liquidation of working capital. Once fully implemented, the consolidation of facilities and elimination of overhead costs is expected to improve operating profitability by approximately $10 million annually.

The consolidation process will begin immediately and should be substantially completed within 12 months.

In addition to the restructuring charge, Worthington has established a $21 million reserve for the potential impairment of assets related to previously discontinued operations. During fiscal 1999, the company sold all of the assets of its Custom Products and Cast Products business segments for aggregate proceeds of $194 million in cash and $30 million in preferred stock and notes receivable issued by four acquirers. As economic conditions have deteriorated, each of the issuers has encountered difficulty making scheduled payments under the terms of the preferred stock and notes receivable.

The company will discuss these actions on a conference call to be held later today at 4:00 p.m. Eastern Time. Domestic participants can access the call by dialing 800-857-1849, passcode 6918347; international participants dial 312-470-7378, passcode 6918347. A call replay will be available for one week for those parties unable to participate. Domestic participants dial 800-925-2387, passcode 4859 and international participants dial 402-220-4110, passcode 4859. A live audio webcast will be available via an Internet link at and will be archived for ninety days.

Worthington Industries is a leading diversified metal processing company with annual sales of approximately $2 billion. The Columbus, Ohio, based company is North America's premier value-added steel processor and a leader in manufactured metal products such as automotive aftermarket stampings, pressure cylinders, metal framing, metal ceiling grid systems and laser welded blanks. The company currently employs 7,500 people and operates 59 facilities in 11 countries.

Founded in 1955, the company operates under a long-standing corporate philosophy rooted in the golden rule, with earning money for its shareholders as the first corporate goal. This philosophy, an unwavering commitment to the customer, and one of the strongest employee/employer partnerships in American industry serve as the company's foundation.




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 Worthington Industries
 Page 3
January 24, 2002


                              Safe Harbor Statement


The company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 ("the Act"). Statements by the company relating to future sales and operating results; projected capacity levels; anticipated capital expenditures; projected timing, results, costs, charges and expenditures related to plant closures and consolidations; and other non-historical information constitute "forward-looking statements" within the meaning of the Act. Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Any number of factors could affect actual results, including, without limitation, product demand, changes in product mix and market acceptance of products; changes in pricing or availability of raw materials, particularly steel; effects of plant closures and the consolidation of operations; capacity restraints and efficiencies; conditions in major product markets; delays in construction or equipment supply; financial difficulties of customers, suppliers and others with whom we do business; the effect of national, regional and worldwide economic conditions; risks associated with doing business internationally, including economical, political and social instability, and foreign currency exposure; acts of war and terrorist activities; the ability to improve processes and business practices to keep pace with the economic, competitive and technological environment; the business environment and impact of governmental regulations, both in the United States and abroad; and other risks described from time to time in filings with the SEC.


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